UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 29, 2011

Neurologix, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-13347	06-1582875
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Bridge Plaza, Fort Lee, New Jersey 07024
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (201) 592-6451

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) and (c).  Departure of Directors or Certain Officers; Appointment of Certain Officers.

On November 29, 2011, Messrs. Adrian Adams, Chief Executive Officer and Chairman of the Board, and Andrew I. Koven, President, Chief Administrative Officer and a director, notified the Board of Neurologix, Inc. (the “Company”) of their decision to voluntarily resign from all such positions. On November 30, 2011 (the “Effective Date”), Messrs. Adams and Koven submitted to the Board written resignations reflecting the foregoing.  In connection with their resignations, the Board waived the requirement in their employment agreements that they provide the Company with 30 days’ written notice of their intent to voluntarily terminate their employment.

On November 29, 2011, the Board appointed Clark A. Johnson as Chief Executive Officer and Chairman of the Board, which appointment became effective upon the resignation of Mr. Adams from such positions on the Effective Date.  Mr. Johnson will serve at the pleasure of the Board and will not receive any compensation for acting in such capacity.

Mr. Johnson, age 80, has been a director of the Company since February 2004, and previously served as Vice Chairman of the Board until his resignation from such position in September 2011. Mr. Johnson also served as President and Chief Executive Officer of the Company from March 2010 to September 2011. Mr. Johnson served as a director of PSS World Medical, Inc., a national distributor of medical equipment and supplies to physicians, hospitals, nursing homes, and diagnostic imaging facilities, from September 1999 to March 2007, also becoming its Chairman in October 2000. From August 1985 to June 1998, Mr. Johnson served as Chief Executive Officer of Pier 1 Imports, a specialty retailer of imported decorative home furnishings, gifts and related items, also becoming its Chairman in 1988. Currently, Mr. Johnson serves on the boards of directors of various private companies, including World Factory, Inc., an international sourcing and product development company specializing in outdoor living and hardware products, Brain Twist Inc., a specialty drink development company and Lydian Bank & Trust Holding Co., a wealth management firm. Previously, Mr. Johnson served on the boards of directors of REFAC Optical Group, a provider of managed vision and professional eye care products and services and an affiliate of Palisade Capital Management, L.L.C. (“PCM”) and MetroMedia International Group, an international telecommunications company. Mr. Johnson owns 5% of the preferred, non-voting equity interest in PCM, which is an affiliate of the Company. Mr. Johnson has exhibited, through his career, significant success in managing companies and making them profitable. He also has been a substantial investor in various private equity opportunities. His long-term history with the Company, its directors, management and investors, his prior role as President and Chief Executive Officer, and his extensive experience in utilizing capital markets to raise funds is extremely helpful as the Company seeks to raise the capital that is vital to support its continued operations.

There are no arrangements or understandings between Mr. Johnson, on the one hand, and any other persons, on the other hand, pursuant to which Mr. Johnson was appointed as an officer of the Company. There are no family relationships between Mr. Johnson, on the one hand, and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer, on the other hand. No information is required to be disclosed with respect to Mr. Johnson pursuant to Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

99.1	Resignation Letter of Adrian Adams, dated November 30, 2011.
99.2	Resignation Letter of Andrew I. Koven, dated November 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

NEUROLOGIX, INC.

Date: November 30, 2011	By:	/s/ Marc L. Panoff
	Name:	Marc L. Panoff
	Title:	Chief Financial Officer, Secretary and Treasurer